                                                                    EXHIBIT 4(b)

                                                 DRAFT
                                                 [LOGO] Pacific Life
                                                        & Annuity Company
                                                        700 Newport Center Drive
                                                        Newport Beach, CA  92660


                        QUALIFIED RETIREMENT PLAN RIDER

This rider is a part of the Contract to which it is attached (the Contract) by the Pacific Life & Annuity Company (PL&A).

The Contract is hereby modified as specified below to qualify as part of a tax-qualified retirement plan or arrangement that is described in Code Section 401, once the Annuitant has become an Owner of the Contract.

The provisions of this rider shall control if they are in conflict with those of the Contract.

A.  Definitions

Annuitant - The individual named as a measuring life for periodic annuity payments under this Contract.

Annuity Start Date - The date shown in the Contract Specifications, or the date the Owner has most recently elected under the Contract, if any, for the start of annuity payments if the Annuitant is still living and the Contract is in force; or if earlier, the date that annuity payments actually begin.

Applicable Designation Date - December 31 of the calendar year immediately following the Owner's Year of Death.

Applicable Distribution Period - The period used to determine the amount required to be distributed during a Distribution Year.

Code - The Internal Revenue Code of 1986, as amended.

Contributions - The Purchase Payments, premiums, rollovers or other contributions received by PL under this Contract

Designated Beneficiary - An individual designated or treated as a beneficiary under this Contract in accordance with the Regulations under Code Section 401(a)(9)(E), and related provisions, as amended.

DB Election Date - The date that is 30 days prior to the Application Designation Date.

Distribution Year - The calendar year immediately preceding the calendar year that includes the Required Beginning Date (or, if earlier, the calendar year that includes the Applicable Designation Date) or any subsequent calendar year.

Life Expectancy - The life expectancy of an individual as determined by using the expected return multiples in Tables V and VI of Regulation (S) 1.72-9, as may be revised pursuant to Regulations under Code Section 401(a)(9).

Measuring Designated Beneficiary - The Designated Beneficiary as of the Required Beginning Date, the Spouse's Required Beginning Date or the Applicable Designation Date (whichever is applicable), whose Life Expectancy is used to determine the Applicable Distribution Period as of such date. If as of such date any trust, estate or other entity is deemed by the Regulations to be a

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beneficiary under this Contract (taking into account any Separate Shares), this
Contract shall be deemed to have no Measuring Designated Beneficiary. If as of such date this Contract (taking into account any Separate Shares) has more than one Designated Beneficiary (and no entity beneficiary), the Measuring Designated Beneficiary is the Designated Beneficiary with the shortest Life Expectancy as of such date.

Notice Date - The day on which PL&A receives, in a form satisfactory to PL&A, proof of death and instructions satisfactory to PL&A regarding payment of death benefit proceeds.

Owner - An Owner of the Contract.

Owner's Election Date - December 31 of the calendar year in which he Owner attains age 70 1/2.

Owner's Year of Death - The calendar year in which the Owner dies.

PL&A - Pacific Life & Annuity Company.

Plan - The tax-qualified retirement plan or arrangement under which this Contract is issued.

QDRO - A qualified domestic relations order under Code Section 414(p).

Regulation - A regulation issued or proposed pursuant to the Code.

Required Beginning Date - April 1 of the calendar year following the year in which the Owner reaches age 70 1/2, or if later and allowed by the Plan, April 1 of the calendar year following the calendar year in which the Owner retires from employment with the employer maintaining the Plan.

Separate Share - A separate portion or segregated share of the benefits under this Contract that is determined by an acceptable separate accounting under 2001 Prop. Reg. (S) 1.401(a)(9)-8, Q&A-3, or that qualifies as a segregated share for an alternate payee under a QDRO under 2001 Prop. Reg. (S)1.401(a)(9)-8, Q&A-6(b)(1). A Separate Share shall be treated as a separate Contract for purposes of Sections 8 and 9 below.

Spouse - The Owner's spouse, including a former spouse covered by a QDRO who is treated as the Owner's spouse pursuant to 2001 Prop. Reg. (S) 1.401(a)(9)-8, Q&A-6.

Spouse's Continuation Election Date - The date that is 30 days prior to the earlier of the Spouse's Required Beginning Date or December 31 of the fifth calendar year after the Owner's Year of Death.

Spouse's Required Beginning Date - The later of the Applicable Designation Date or December 31 of the calendar year in which the decreased Owner would have attained age 70 1/2.

Spouse's Year of Death - The calendar year in which the Surviving Spouse dies.

Surviving Spouse - The surviving spouse of a deceased Owner.

2001 Prop. Reg. - Refers to a Regulation proposed or reproposed in January 2001 under Code Section 401(a)(9) or a companion Code provision.

B.  Qualified Plan Rider Provisions

1. If the Owner is married at the Annuity Start Date, unless an optional form of benefit is selected in accordance with this Section 1, payments shall be made in the form of a Joint and 50% Survivor Annuity, with the Owner's spouse as the Joint Annuitant. Under this form, payments shall be made during the lifetime of the Owner and, following the Owner's death, payments equal to 50% of the original payment amount shall continue to the such spouse for life.

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    (a) The Owner may choose (without the consent of any other individual) an alternative amount of the payment continuing to the Surviving Spouse from the joint and survivor annuity options offered by PL&A, provided that the amount of each payment to the Surviving Spouse under such option shall be not less than 50%, nor greater than 100%, of the periodic annuity benefit amount paid to the Owner.

    (b) In addition to the joint and survivor annuity options described in
        Section 1(a) above, as of the Annuity Start Date the Owner can elect any other optional form of payment that is provided in the Contract, provided that both of the following conditions are satisfied:

        (i) the Owner files a Qualified Election with PL&A within the 90 day period ending on such date, as follows:

             (1) In the case of an Owner who is married at the time of election, a Qualified Election is made by (A) a written statement by the Owner waiving the joint and survivor annuity options described above in this Section 1 and specifying the form of payment desired, and (B) a written statement from the Owner's spouse consenting to such election. The form of payment selected in such a Qualified Election cannot be changed without such spousal consent, unless such spouse consents in writing to future designations by the Owner without such spousal consent. Any such written spousal consent must be witnessed by a notary public. If such spouse's consent cannot be obtained because such spouse cannot be located, the Owner's election can still be deemed to be a Qualified Election; or

             (2) In the case of an Owner who is not married at the time of election, a Qualified Election is made by a written statement by the Owner attesting to the fact that he or she is not married and specifying the optional form of payment desired.

        (ii) the option selected satisfies the requirements of Section 8 below.

2. If an Owner is married upon the Owner's death, then the deceased Owner's interest in this Contract is subject to the following provisions (in addition to Section 9 below) in favor of the Owner's Surviving Spouse, unless such spouse (or such spouse's legal representative) has consented in a written statement (witnessed by a notary public) to a less favorable disposition of such interest (including a disclaimer) or unless such spouse cannot be located by the Applicable Designation Date:

    (a) If no other beneficiary is entitled to any portion of such interest as of the Owner's death, such spouse shall be treated as the beneficiary of all of such interest, or

    (b) If some beneficiary other than such spouse is entitled to any portion of such interest as of the Owner's death, such spouse shall be treated as the sole beneficiary of at least 50% of the cash value of this Contract as of the Owner's death, and all of the benefits under this Contract for which such spouse is the sole beneficiary as of the Owner's death shall be treated as a Separate Share.

3. No benefits under this Contract may be transferred, sold, assigned, or pledged as collateral for a loan, or as security for the performance of an obligation, or for any other purpose, to any person other than PL&A, except as permitted in the case of a transfer or distribution pursuant to a QDRO.

4.  Except for increased limits for "over-50 catch-up" amounts under Code
    Section 414(v) that are described below, the annual addition that may be contributed or allocated to a participant under a defined contribution plan for any year after 2001 (and before 2011) is generally limited under Code
    Section 415(c)(1) to the lesser of: (a) $40,000, as adjusted for increases in the cost-of-living under Code Section 415(d); or (b) 100 percent of the participant's compensation for the year, as defined in Code Section 415(c)(3). (For the year 2001, as well as 2011 and thereafter, the $40,000 limit is reduced to $30,000 and the 100 percent limit is reduced to 25 percent.)

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    Any amounts deferred under a salary reduction agreement and applied as
    Contributions to this Contract under a plan of an employer (plus any other deferred amounts under all other plans, contracts or arrangements of such employer) are further subject to the annual limitations on "elective deferral" contributions under Code Sections 402(g)(1) and (4), as adjusted for the "over-50 catch-up" limits under Code Section 414(v) described below. In addition, participants are restricted from making salary deferral contributions for 6 months after the date on which a hardship distribution is taken from the account.

    The general annual elective deferral limits for a participant under a tax-qualified retirement plan are the following amounts:

              Year                              Limit
              ----                             ------
              2001                             10,500
              2002                             11,000
              2003                             12,000
              2004                             13,000
              2005                             14,000
              2006-2010                        15,000
              2011 & later                     10,500

    In addition, for years 2006 through 2010, the $15,000 limit will be indexed for inflation at $500 increments.

    For any such participant age 50 or older the contribution limit is increased by an additional amount under Code Section 414(v) as follows:

              Year                              Limit
              ----                             ------
              2002                              1,000
              2003                              2,000
              2004                              3,000
              2005                              4,000
              2006-2010                         5,000

    For years 2007 through 2010, the $5,000 limit also will be indexed for inflation at $500 increments.

5. Any Purchase Payment (or premium payment) under the Contract must be at least the minimum as stated in the Purchase Payment (or Premiums) provision of the Contract. In addition, any Purchase Payment (or premium) refund declared by PL&A, other than a refund attributable to an excess Contribution, will be applied toward the purchase of additional benefits before the close of the calendar year following the refund.

6. No Plan participant or beneficiary under this Contract shall be permitted to change any Annuitant except in accordance with Section 1, 2, 8 or 9.

7. If the Owner or Annuitant is eligible to receive a distribution from this Contract that qualifies as an "eligible rollover distribution" (within the meaning of Code Section 402(f)(2)(A)) and elects to have such distribution paid directly to an "eligible retirement plan" (within the meaning of Code
    Section 402(c)), such distribution shall be paid directly to such eligible retirement plan. PL&A may establish reasonable administrative rules applicable to such direct rollovers or direct transfers.

8. This Contract and all distributions made under it shall comply with the minimum distribution and incidental death benefit rules of Code Section 401(a)(9) and the Regulations thereunder, and such rules shall override any distribution options in this Contract that are inconsistent with Code
    Section 401(a)(9). Accordingly:

    (a) The entire interest under the Contract shall be distributed:

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        (i)  No later than the Required Beginning Date, or

        (ii) By periodic distributions, starting no later than the Required Beginning Date, over the Owner's life or the lives of the Owner and the Measuring Designated Beneficiary (or over a period not extending beyond the Owner's Life Expectancy or the joint and last survivor Life Expectancy of the Owner and the Measuring Designated Beneficiary).

    (b) Distributions shall be made in accordance with the Regulations under Code Section 401(a)(9) and related Code provisions. Accordingly:

        (i) Unless the Owner elects otherwise in writing to PL&A by the Owner's Election Date to have the Owner's entire interest distributed under another method offered by PL&A under this Contract that qualifies under this Section 8, the minimum amount that must be distributed each Distribution Year with respect to this Contract shall be equal to the quotient obtained by dividing the Owner's account balance by the Applicable Distribution Period (as determined under 2001 Prop. Reg. (S) 1.401(a)(9)-5, Q&A-1 and Q&A-3).

             (1) Applicable Distribution Period is determined by using the
                 Uniform Distribution Table in 2001 Prop. Reg. (S) 1.401(a)(9)- 5, Q&A-4(a), or

             (2) If the Owner's spouse is the sole Designated Beneficiary for this Contract (taking Separate Shares into account) at all times during the Distribution Year, the Applicable Distribution Period is the longer of the distribution period under subparagraph (A) immediately above or the joint Life Expectancy of the Owner and such spouse, recalculated annually and based on their attained ages as of their birthdays in such Distribution Year.

             Such minimum amount must be distributed no later than the Required Beginning Date for the first Distribution Year, and for each subsequent Distribution Year by December 31 thereof. However, the Owner may arrange to have any portion (or all) of such minimum amount distributed from some other part of the Owner's account balance (or some other contract) held under the Plan.

        (ii) As of the Owner's Election Date or at any time thereafter (on 30 days notice to PL&A), the Owner may elect in writing to have any portion or all of the undistributed interest under this Contract applied to an annuity option offered by this Contract or by PL&A that qualifies under this Section 8. Such an annuity option must make annuity or other periodic payments at intervals no longer than one year, and must satisfy the other requirements of 2001 Prop. Reg. (S) 1.401(a)(9)-6, including:

             (1) Period certain annuity without a life contingency. The period certain may not exceed the maximum period specified in 2001 Prop. Reg. (S) 1.401(a)(9)-6, Q&A-3.

             (2) Life annuity or a joint and survivor annuity. A life annuity must be on the Owner's life. Any periodic annuity payment to any survivor under a joint and survivor annuity may not exceed the applicable percentage of the annuity payment to the Owner, as provided in 2001 Prop. Reg. (S) 1.401(a)(9)-6, Q&A-2.

             (3) Life annuity with period certain. The amounts of the annuity payments must satisfy the requirements for a joint and survivor non-spouse beneficiary annuity in 2001 Prop. Reg. (S) 1.401(a)(9)-6, Q&A-2(c), and the period certain may not exceed the period determined under 2001 Prop. Reg. (S) 1.401(a)(9)-6, Q&A-3.

             (4) Annuity payments may not be in increasing amounts, except as allowed by 2001 Prop. Reg. (S) 1.401(a)(9)-6, Q&A-1 and Q&A-4.

9. Upon the Owner's death, distributions shall be made under this Contract in accordance with this Section 9 and the Regulations under Code Section 401(a)(9) and related Code provisions.

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

    Accordingly, selection of any annuity or other distribution option described in the Contract that does not satisfy the requirements of this Section 9 shall not be permitted.

    (a) If the Owner dies before distribution of his or her interest in the Contract has begun in accordance with paragraph 8(a) above, the entire interest shall be distributed by December 31 of the fifth calendar year that follows the Owner's Year of Death, except to the extent that paragraph 9(c) or (d) below applies.

    (b) If the Owner dies after distribution of the Owner's interest in the Contract has begun in accordance with Section 8(a) above but before the Owner's entire interest has been distributed, the remaining interest shall be distributed at least as rapidly as under the method of distribution being used immediately prior to the Owner's death, except to the extent that paragraph 9(c) or (d) below applies. To the extent that this Contract has no annuity payout option in effect and no Measuring Designated Beneficiary as of the Applicable Designation Date (and paragraph (9)(c) and (d) do not apply), then the Applicable Distribution Period shall be determined by the Owner's remaining Life Expectancy, using the Owner's age as of the Owner's birthday in the Owner's Year of Death. For calendar years after the Owner's Year of Death such Applicable Distribution Period is reduced by one year for each calendar year that has elapsed since the Owner's Year of Death.

    (c) If the Surviving Spouse is the sole Designated Beneficiary under this Contract (taking Separate Shares into account) as of the Applicable Designation Date, then -

        (i) If no irrevocable written election to the contrary has been filed with PL&A by the deceased Owner or the Surviving Spouse prior to the Spouse's Continuation Election Date, this Contract shall continue in the name of the deceased Owner, and required distributions must begin by the Spouse's Required Beginning Date and be made in accordance with Section 8 above. For these purposes, the Applicable Distribution Period for each Distribution Year after the Owner's Year of Death -

             (1) Is measured by the Surviving Spouse's remaining Life
                 Expectancy, recalculated annually through the Spouse's Year of Death, and

             (2) For a Distribution Year after the Spouse's Year of Death, is measured by the Surviving Spouse's remaining Life Expectancy as of the Surviving Spouse's birthday in the Spouse's Year of Death, reduced by one year for each calendar year that has elapsed since the calendar year immediately following the Spouse's Year of Death.

             If the Surviving Spouse dies before the Spouse's Required Beginning Date, then the Surviving Spouse shall be treated as the Deceased Owner for purposes of this Section 9 (except that any surviving spouse of such a deceased Surviving Spouse cannot make another election under this subparagraph (i) to continue this Contract as a Surviving Spouse).

        (ii) The Surviving Spouse may make an irrevocable election in writing with PL&A by the Spouse's Continuation Election Date to have such Surviving Spouse's entire interest under this Contract distributed under another method offered by this Contract or by PL&A that qualifies under Code Section 401(a)(9). In addition to any optional method that qualifies under the 5-year rule in Section 9(a) above, such optional methods include the following:

             (1) If the Owner dies before the Required Beginning Date, any annuity option that provides for periodic distributions that begin no later than the Spouse's Required Beginning Date and do not extend beyond the remaining lifetime or Life Expectancy of the Surviving Spouse, in accordance with 2001 Prop. Reg. (S) 1.401(a)(9)-6, or

             (2) Any other method that provides for periodic distributions that begin no later than the Spouse's Required Beginning Date and do not extend beyond the remaining Life Expectancy of such Surviving Spouse.

    (d) If as of the Applicable Designation Date this Contract (taking any Separate Shares into account) has at least one Designated Beneficiary and no entity (e.g., a trust or estate) is deemed a beneficiary under this Contract, then -

        (i) To the extent that no irrevocable election to the contrary has been filed with PL&A by the deceased Owner or any such Designated Beneficiary by the DB Election Date (and no Surviving Spouse is the sole Designated Beneficiary), then annual distributions of the remaining interest in this Contract must be made over the Applicable Distribution Period starting with the Applicable Designation Date. In that case, the minimum amount that must be distributed each Distribution Year with respect to this Contract shall be equal to the quotient obtained by dividing the Owner's account balance by the Applicable Distribution Period (as determined under 2001 Prop. Reg. (S) 1.401(a)(9)-5, Q&A-1 and Q&A-
             3). For these purposes -

             (1) The Applicable Distribution Period shall be determined by the
                 Measuring Designated Beneficiary's remaining Life Expectancy, using such beneficiary's age as of such beneficiary's birthday in the calendar year immediately following the Owner's Year of Death, and

             (2) In subsequent calendar years the Applicable Distribution Period is reduced by one year for each calendar year that has elapsed since the calendar year immediately following the Owner's Year of Death.

             Such minimum amount must be distributed no later than the Applicable Designation Date, and for each subsequent Distribution Year by December 31 thereof. However, the Owner may arrange to have any portion (or all) of such minimum amount distributed from some other part of the Owner's account balance (or some other contract) held under the Plan.

        (ii) Any such Designated Beneficiary may make an irrevocable election in writing with PL&A by the DB Election Date to have such Designated Beneficiary's entire interest under this Contract distributed under another method offered by this Contract or by PL&A that qualifies under Code Section 401(a)(9). In addition to any optional method that qualifies under the 5-year rule in Section 9(a) above, such optional methods include the following:

             (1) If the Owner dies before the Required Beginning Date, any annuity option that provides for periodic distributions that begin no later than the Applicable Designation Date and do not extend beyond the remaining lifetime or Life Expectancy of the Measuring Designated Beneficiary, in accordance with 2001 Prop. Reg. (S) 1.401(a)(9)-6, or

             (2) Any other method that provides for periodic distributions that begin no later than the Applicable Designation Date and do not extend beyond the remaining Life Expectancy of the Measuring Designated Beneficiary.

    (e) Any amount payable to a minor child of the Owner shall be treated as if it is payable to the Surviving Spouse if the remainder of the interest becomes payable to such spouse when such child reaches the age of majority.

    (f) Unless the Owner provides to the contrary in writing to PL&A, any beneficiary of any interest under this Contract shall have an unlimited right after the Notice Date, upon 30 days written notice to PL&A, to withdraw any portion or all of such interest or to apply any such amount to an annuity option that qualifies under 2001 Prop. Reg. (S) 1.401(a)(9)-6.

    (g) If the Owner dies before the entire interest under this Contract has been distributed, no additional cash Contributions or rollover Contributions shall be allowed into this Contract.

10. PL&A shall furnish annual calendar year reports concerning the status of this Contract.

C.  Tax Qualification Provisions

    The Contract as amended by this rider is intended to qualify as part of a tax-qualified retirement plan or arrangement that meets the requirements of Code Section 401 and any applicable regulations relating thereto. To that end, the provisions of this rider and the Contract (including any other rider or endorsement) are to be interpreted to ensure or maintain such tax qualification, notwithstanding any other provision to the contrary. PL&A reserves the right to amend this rider to comply with any future changes in the Code or any Regulations, rulings or other published guidance under the Code, or to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification, without consent. PL&A shall provide the Owner and the Annuitant with a copy of any such amendment.

D.  Contract Loan Provisions

    If the Plan permits, you may request a loan under this Contract (a "Plan loan") that is secured by a portion of its Contract Value ("Contract Debt") at least 30 days prior to the Plan loan's effective date. If the Plan loan's effective date would otherwise fall on the 29th, 30th or 31st day of any month, the Plan loan's effective date will be the first business day of the following month. Adverse tax consequences may result if you fail to meet the repayment requirements of the Plan loan. Such a failure could result in a withdrawal or a "Deemed Distribution" (described below) that could be considered a currently taxable distribution, and may be subject to federal tax withholding and a federal early withdrawal penalty tax, regardless of when such unpaid amounts are repaid. The tax and other qualified retirement plan rules relating to Plan loans are complex and in many cases unclear, and may involve spousal consent requirements. For these reasons, and because the rules vary depending on the individual circumstances of each Contract, PL&A advises that you consult with a qualified tax adviser before exercising the loan provisions of this Contract.

    1. Loan Procedures - Your Plan loan request must be submitted on PL&A's Loan Request Form. You may submit a Plan loan request at any time after 30 days after this Contract's Effective Date and 90 days prior to the Annuity Start Date. However, before requesting any new Plan loan, you must wait 30 days after the last payment of a previous Plan loan under this Contract. If approved, your Plan loan usually will be effective as of the end of the business day on which PL&A receives all necessary documentation and signatures in a form satisfactory to PL&A. PL&A normally will confirm such approval in writing to you and forward proceeds of your Plan loan to you within seven calendar days after the effective date of your Plan loan.

    2. Loan Account - On the effective date of your Plan loan, PL&A will transfer an amount equal to the principal amount of your Plan loan into an account called the Loan Account. If this Contract has Variable Investment Options, PL&A will transfer amounts to the Loan Account on a pro rata basis from your Fixed and Variable Investment Options based on your Contract Value in each. For a Contract issued under a Plan that is exempt from the requirements of Title 1 of the Employee Retirement Income Security Act of 1974 ("ERISA"), PL&A will credit interest on amounts in the Loan Account at an annual rate equal to 3.0%. For a Contract issued under a Plan that is subject to the requirements of Title 1 of ERISA, PL&A will credit interest on amounts in the Loan Account at an annual rate that is two percentage points lower than the annual loan interest rate charged on the Plan loan. Interest earned will accrue daily beginning on the day following the effective day of the Plan loan. If this Contract has Variable Investment Options, the interest credited and any loan repayment amounts will be transferred from the Loan Account to your Fixed and Variable Investment Options on a pro rata basis relative to your most recent allocation instructions.

    3. Loan Terms - You may have only one Plan loan outstanding at any time under this Contract. The minimum Plan loan amount is $1,000 and the maximum Plan loan amount is the lesser of:

        (a) 50% of your Contract Value; or

        (b) $50,000 less your highest outstanding Contract Debt amount during the 12-month period immediately preceding the effective date of your loan.

        You should refer to the terms of the Plan for any additional loan restrictions. If you have other loans outstanding pursuant to other tax-qualified retirement plans, the amount you may borrow under this Contract may be further restricted. PL&A is not responsible for making any determinations (including loan amounts permitted) or any interpretations with respect to the Plan.

    4. Loan Interest Rate - For a Contract issued under a Plan that is exempt from the requirements of Title 1 of ERISA, you will be charged interest on your Contract Debt at an annual rate equal to 5%. For a Contract issued under a Plan that is subject to the requirements of Title 1 of ERISA, you will be charged interest on your Contract Debt at an annual rate, set at the time the Plan loan is made, equal to the higher of 5% or the Moody's Corporate Bond Yield Average-Monthly Average Corporates, as published by Moody's Investors Service, Inc., or its successor, for the most recent available month, but such interest rate shall not exceed a reasonable rate of interest within the meaning of Code Section 4975(d)(1)(D). If this Moody's Corporate Bond Yield Average-Monthly Average Corporates is no longer available, PL&A will use a substantially similar average, subject to compliance with applicable Code requirements and state regulations. PL&A will notify you of the loan interest rate when you make a Plan loan. Interest charged will accrue daily beginning on the day your Plan loan is effective.

    5. Repayment Terms - You must repay principal and interest of any Plan loan generally within five years after its effective date. However, if you have certified to PL&A that your Plan loan proceeds will be used to acquire a principal residence for yourself, you may request a Plan loan for a term of 30 years. In either case, you must repay any loan under this Contract in full prior to the Annuity Start Date.

        (a) Your Plan loan, including principal and accrued interest, must be repaid in quarterly installments that are substantially level. An installment will be due each quarter on the date corresponding to your Plan loan's effective date, beginning with the first such date following the effective date of your Plan loan. You may, however, repay your entire Plan loan at any time. If you do so, PL&A will bill you for any accrued interest. Your Plan loan will be considered repaid only when the interest due also has been paid. Subject to any necessary approval of state insurance authorities, PL&A will treat all payments you send us as purchase payments, unless you specifically indicate that your payment is a Plan loan repayment. To the extent permitted by law, any Plan loan repayments in excess of the amount then due will be applied to the principal balance of your Plan loan. Such repayments will not change the due dates or the periodic repayment amount due for future periods. If a Plan loan repayment is in excess of the principal balance of your Plan loan, any excess repayment will be refunded to you. Repayments received that are less than the amount then due will be returned to you, unless otherwise required by law.

        (b) If a Plan loan repayment is not made when due, PL&A will declare the entire remaining Plan loan balance in default. At that time, PL&A will provide written notification of the amount needed to bring the Plan loan back to the current status. You will have generally 60 days from the date on which the Plan loan is declared in default (the "grace period") to make

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            the required repayment, but such grace period will not extend beyond the end of the calendar quarter following the calendar quarter in which such loan repayment was due.

        (c) If the required repayment is not received by the end of the grace period, the defaulted Plan loan balance plus accrued interest will be repaid by a withdrawal from your Contract Value to the extent that such value is then eligible for distribution. Generally, in order for an amount to be eligible for distribution from a Plan, you must meet one of six triggering events, i.e., attainment of age 59 1/2, severance from employment, death, disability, plan termination or financial hardship. To the extent your Contract Value is not then eligible for distribution, the defaulted Plan loan balance plus accrued interest will be considered a "Deemed Distribution," and any amount of Contract Value needed to repay the Contract Debt will be withdrawn as such amount of Contract Value becomes eligible for distribution. The withdrawal will be subject to any applicable withdrawal charge and tax withholding.

        (d) If there is a "Deemed Distribution" under this Contract, any future withdrawals will be applied first as repayment of the defaulted Contract Debt, including accrued interest and withdrawal charges and charges for applicable taxes, to the extent allowed by law. Any amounts withdrawn and applied as repayment of Contract Debt will be withdrawn first from the Loan Account and then from any of your Investment Options on a proportionate basis relative to the Contract Value in each Investment Option. If you have any outstanding Plan loan that is in default, the defaulted Contract Debt will be considered a withdrawal for the purpose of calculating any death benefit proceeds payable under this Contract.

    6. Tax Provisions - The terms of any Plan loan made pursuant to this rider are intended to qualify for the exceptions in Code Sections 72(p)(2) and 4975(d)(1) so that the distribution of the loan proceeds will not constitute a distribution that is taxable to you. To that end, these loan provisions shall be interpreted to ensure and maintain such tax qualification, despite any other provision to the contrary. PL&A reserves the right to amend this rider or the Contract to comply with any future changes in the Code or any Regulations, rulings or other guidance published under the Code or to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification, without consent. PL&A shall provide the Owner with a copy of any such amendment.

All other terms and conditions of your Contract remain unchanged.

                        PACIFIC LIFE & ANNUITY COMPANY


                /s/ Thomas C. Sutton                  /s/ Audrey L. Milfs
        Chairman and Chief Executive Officer               Secretary

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